Exhibit 99.1
[LOGO]
GULFMARK OFFSHORE ANNOUNCES PUBLIC
OFFERING OF COMMON STOCK

DECEMBER 4, 2006 — HOUSTON, TEXAS — GulfMark Offshore, Inc. (NASDAQ: GMRK) today announced that it has agreed to issue and sell 2,000,000 shares of its common stock to Jefferies & Company, Inc. at a price of $38.50 per share. GulfMark has also granted Jefferies & Company an option to acquire an additional 300,000 shares to cover overallotments. The shares are being resold by Jefferies & Company to the public under a shelf registration statement.
     GulfMark estimates that it will receive net proceeds from this offering of $76.9 million ($88.4 million if the underwriter exercises its overallotment option in full), after deducting estimated offering expenses of $150,000 payable by it. GulfMark intends to use those net proceeds to repay amounts borrowed under its existing credit facility and for general corporate purposes, which may include funding of its new vessel construction program and the acquisition of other vessels.
     The offering is being made only by means of a prospectus and related prospectus supplement, a copy of which may be obtained from Jefferies & Company, Inc., Attention: Prospectus Department, 520 Madison Avenue, New York, New York 10022.
     This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Forward-looking information includes statements regarding GulfMark’s intended use of proceeds from the offering. Furthermore, the closing of the offering is subject to several conditions to closing, which have not yet been satisfied. Although the management of GulfMark believes that the expectations reflected in its forward-looking statements are reasonable, GulfMark can give no assurance that those expectations will prove to have been correct. Such statements are subject to various risks, uncertainties and assumptions. Should one or more of those risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks, as well as others, are discussed in greater detail in GulfMark’s filings with the Securities and Exchange Commission (the “SEC”), including GulfMark’s annual report on Form 10-K for the fiscal year ended December 31,2005 and subsequent filings with the SEC. The forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.
     GulfMark and its subsidiaries provide marine transportation services to the energy industry through a fleet of sixty (60) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.
      Contact: Edward A. Guthrie, Executive Vice President
      E-mail: Ed.Guthrie@GulfMark.com
      Telephone: (713) 963-9522